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                                                                    EXHIBIT 4(f)

                      EARNINGS ENHANCED DEATH BENEFIT RIDER

RIDER SECTION 1.                                GENERAL INFORMATION

1.1   WHAT IS OUR                    Our agreement with you includes this rider
      AGREEMENT WITH YOU?            as a part of the contract to which it is
                                     attached. The provisions of the contract apply to this rider unless they conflict with the rider. If there is a conflict, the rider provision will apply. The issue date for this rider is the same issue date as the contract to which it is attached.

                                     We promise to provide the death benefit
                                     proceeds described in this rider as long as the contract and this rider are in force and all the terms and conditions of this rider are met.

1.2   WHAT IS THE BENEFIT            This rider provides an earnings enhanced
      PROVIDED BY THIS               death benefit during the accumulation
      RIDER?                         period. This rider must be used in
                                     conjunction with at least one of the other optional death benefit riders shown on the data page.

1.3   WHEN WILL THIS RIDER           This rider will terminate on the earliest
      TERMINATE?                     of:

                                         a.) the date death proceeds become
                                             payable;

                                         b.) the payout date;

                                         c.) the date you surrender your
                                             contract;

                                         d.) the date no other optional death
                                             benefit riders are in force; or

                                         e.) the date you choose to end this
                                             rider. You may end it by written
                                             request.

                                     Once this rider terminates, the charges for it will cease and the benefit will no longer be available.

RIDER SECTION 2.                                    RIDER CHARGES

2.1   IS THERE A CHARGE FOR          There is an annual charge for this rider.
      THIS RIDER?                    The annual charge is determined by
                                     multiplying the annual percentage charge
                                     (shown on the contract data page) by the average monthly contract value for the prior year. The average monthly contract value is equal to the sum of each monthly contract value (the contract value as of the same day of the month as the contract issue date) divided by the number of months.

                                     During the accumulation period, this charge will be deducted pro-rata from your contract value on each contract anniversary. This charge will also be deducted upon full surrender of the contract, payment of death proceeds or selection of a payout option, if not on a contract anniversary. The charge for a partial year will be in proportion to the number of days since the prior contract anniversary.

RIDER SECTION 3.                                 DEATH BENEFIT PROCEEDS

3.1   WHAT AMOUNT WILL BE PAID       The amount that will be paid under this
      AS DEATH BENEFIT PROCEEDS      contract as death benefit proceeds is equal
      DURING THE ACCUMULATION         to the greater of:
      PERIOD?
                                         a.) the death benefit proceeds provided
                                             by the contract to which this rider
                                             is attached:

                                         b.) the death benefit proceeds provided
                                             by any other rider attached to the
                                             contract; or

                                         c.) the earnings enhanced death benefit
                                             described in Rider Section 4 as of
                                             the date due proof of death is
                                             received.

                                     The death benefit proceeds described above will be reduced by any

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                                     applicable premium expense charges not
                                     previously deducted.

RIDER SECTION 4.                          EARNINGS ENHANCED DEATH BENEFIT

4.1   HOW DO WE DETERMINE THE        The earnings enhanced death benefit will be
      EARNING ENHANCED DEATH         determined as of the date due proof of
      BENEFIT?                       death is received.

                                     The earnings enhanced death benefit is
                                     equal to your contract value plus an
                                     additional amount that is calculated by
                                     multiplying earnings (described below) by:

                                         a.) 0.40 if the annuitant was age 70 or
                                             younger on the contract issue date;
                                             or

                                         b.) 0.25 if the annuitant was age 71 or
                                             older on the contract issue date.

                                     In no event will the earnings enhanced
                                     death benefit exceed an amount equal to
                                     your contract value plus 100% of all
                                     remaining purchase payments.

                                     For purposes of calculating the earnings enhanced death benefit described above:

                                         a.) "earnings" are equal to the
                                             contract value minus any applicable
                                             charge for riders (accrued since
                                             the prior contract anniversary) and
                                             any remaining purchase payments;
                                             and

                                         b.) "remaining purchase payments" are
                                             equal to:

                                             1.) the sum of all net purchase
                                                 payments received;

                                             2.) less the amount that each
                                                 partial withdrawal exceeds the
                                                 amount of earnings in the
                                                 contract immediately prior to
                                                 such withdrawal. Partial
                                                 withdrawals are assumed to be
                                                 taken from earning first, then
                                                 from purchase payments in the
                                                 order received.

                                     If the resulting calculated earnings equal zero or a negative number, earnings will be zero.

CUNA Mutual Life Insurance Company
   A Mutual Insurance Company

/s/ Michael B. Kitchen
----------------------
      President